                                                                     Exhibit 4.2


                          MOTIVE COMMUNICATIONS, INC.

                        COMMON STOCK PURCHASE AGREEMENT

                                 APRIL 7, 2000

                               TABLE OF CONTENTS
                               ------------------

                                                                            Page
                                                                            ----
1.  Purchase and Sale of Stock.............................................  1
         1.1   Sale and Issuance of Common Stock...........................  1
         1.2   Closing.....................................................  1

2.  Representations and Warranties of the Company.........................   1
         2.1   Organization, Good Standing and Qualification..............   1
         2.2   Capitalization and Voting Rights............................  1
         2.3   Subsidiaries................................................  2
         2.4   Authorization...............................................  2
         2.5   Valid Issuance of Preferred and Common Stock................  3
         2.6   Governmental Consents.......................................  3
         2.7   Offering....................................................  3
         2.8   Litigation..................................................  3
         2.9   Proprietary Information and Inventions Agreements...........  3
         2.10  Patents and Trademarks......................................  4
         2.11  Compliance with Other Instruments...........................  4
         2.12  Agreements; Action..........................................  4
         2.13  Related-Party Transactions..................................  5
         2.14  Permits.....................................................  5
         2.15  Disclosure..................................................  6
         2.16  Registration Rights.........................................  6
         2.17  Corporate Documents.........................................  6
         2.18  Title to Property and Assets................................  6
         2.19  Liabilities.................................................  6
         2.20  No Brokers..................................................  6
         2.21  Tax Elections...............................................  6
         2.22  Employee Matters............................................  6
         2.23  Section 83(b) Elections.....................................  7
         2.24  ERISA.......................................................  7
         2.25  Financial Statements........................................  7

3.  Representations and Warranties of the Investor.........................  7
         3.1   Authorization...............................................  7
         3.2   Purchase Entirely for Own Account...........................  7
         3.3   Disclosure of Information...................................  8
         3.4   Investment Experience.......................................  8
         3.5   Accredited Investor.........................................  8
         3.6   Restricted Securities.......................................  8
         3.7   Further Limitations on Disposition..........................  8
         3.8   Legends.....................................................  9
         3.9   "Market Stand-Off"..........................................  9

4.  Conditions of Investor's Obligations at Closing........................  9

         4.1    Representations and Warranties............................   10
         4.2    Performance...............................................   10
         4.3    Compliance Certificate....................................   10
         4.4    Qualifications............................................   10
         4.5    Proceedings and Documents.................................   10
         4.6    Certificate and Documents.................................   10

5.  Conditions of the Company's Obligations at Closing....................   11
         5.1    Representations and Warranties............................   11
         5.2    Qualifications............................................   11

6.  Registration Rights...................................................   11
         6.1.   Definitions...............................................   11
         6.2.   Company Registration......................................   12
         6.3.   Form S-3 Registration.....................................   12
         6.4.   Furnish Information.......................................   12
         6.5.   Expenses of the Registration..............................   12
         6.6.   Underwriting Requirements.................................   12
         6.7.   Delay in Registration.....................................   13
         6.8.   Indemnification...........................................   13
         6.9.   Assignment of Registration Rights.........................   15
         6.10.  Termination of Registration Rights........................   15

7.  Miscellaneous.........................................................   16
         7.1.   Survival of Warranties....................................   16
         7.2.   Successors and Assigns....................................   16
         7.3.   Governing Law.............................................   16
         7.4.   Counterparts..............................................   16
         7.5.   Titles and Subtitles......................................   16
         7.6.   Notices...................................................   16
         7.7.   Finders' Fee..............................................   16
         7.8.   Expenses..................................................   17
         7.9.   Amendments and Waivers....................................   17
         7.10.  Severability..............................................   17
         7.11.  Entire Agreement..........................................   17

SCHEDULE A     Schedule of Investor
SCHEDULE B     Schedule of Exceptions

                        COMMON STOCK PURCHASE AGREEMENT

          THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of April 7, 2000, by and among Motive Communications, Inc., a Delaware corporation (the "Company"), and the investor listed on Schedule A hereto (the "Investor").
                                            ----------

          THE PARTIES HEREBY AGREE AS FOLLOWS:

          1.   Purchase and Sale of Stock.
               --------------------------

          1.1  Sale and Issuance of Common Stock.
               ---------------------------------

          Subject to the terms and conditions of this Agreement, the Investor agrees, severally, to purchase at the Closing, and the Company agrees to sell and issue to the Investor at the Closing, that number of shares of the Company's Common Stock (as defined below) set forth opposite the Investor's name on Schedule A hereto for the aggregate purchase price set forth thereon.
----------

          1.2  Closing.  The purchase and sale of the Common Stock shall take
               -------
place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 2700 Via Fortuna, Suite 300, Austin, Texas, at 12:00 p.m., on April 7, 2000, or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to the Investor a certificate representing the Common Stock that the Investor is purchasing against payment of the purchase price therefor by check, wire transfer, cancellation of indebtedness, or any combination thereof.

          2.   Representations and Warranties of the Company.  The Company
               ---------------------------------------------
hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions (the "Schedule of Exceptions") furnished to Investor and attached hereto as Schedule B, which exceptions shall be deemed to be representations and warranties as if made hereunder:

          2.1  Organization, Good Standing and Qualification.  The Company is a
               ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          2.2  Capitalization and Voting Rights.  The authorized capital of the
               --------------------------------
Company consists of:

               (a) Preferred Stock. 20,000,000 shares of Preferred Stock, par
                   ---------------
value $0.001 per share (the "Preferred Stock"), of which 7,925,472 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), all of which are issued and outstanding, 3,225,639 shares have been designated Series B Preferred Stock (the "Series B

Preferred Stock"), 3,206,493 of which are issued and outstanding, 2,550,000 shares of Series C Preferred Stock (the "Series C Preferred Stock"), 2,486,639 of which are issued and outstanding, 2,067,000 shares have been designated Series D-1 Preferred Stock, 2,066,311 of which are issued and outstanding, 2,600,000 shares have been designated Series D-2, 2,524,456 of which are issued and outstanding, 280,000 shares have been designated Series D-3 Preferred Stock, 186,210 of which are issued and outstanding (collectively, the "Series D Preferred Stock"). The rights, privileges and preferences of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock will be as stated in the Company's Amended and Restated Certificate of Incorporation ("Restated Certificate").

          (b) Common Stock. 50,000,000 shares of Common Stock, par value $0.001
              ------------
per share (the "Common Stock"), 21,542,493 of which shares are issued and outstanding. The outstanding shares of Common Stock are owned by the stockholders and in the numbers specified in the Schedule of Exceptions.

          (c) Except for (A) the conversion privileges of the Series A Preferred Stock, (B) the conversion privileges of the Series B Preferred Stock, (C) the conversion privileges of the Series C Preferred Stock, (D) the conversion privileges of the Series D Preferred Stock, (E) the rights provided in Section
2.5 and 2.7 of that certain Third Amended and Restated Investors' Rights Agreement dated January 28, 2000 by and among the Company, Investors (as defined therein) and the Founders (as defined therein) (the "Investors' Rights Agreement"), (F) currently outstanding options to purchase 2,587,127 shares of Common Stock granted pursuant to the Company's 1997 Stock Option/Stock Issuance Plan (the "Option Plan"), and (G) warrants to purchase 74,984 shares of Series D-2 Preferred Stock and 93,105 shares of Series D-3 Preferred Stock, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company has reserved an additional 1,273,793 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Option Plan. Except for that certain Voting Agreement dated June 6, 1997 by and among the Company, the Investors (as defined therein) and the Founders (as defined therein), the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3  Subsidiaries.  The Company does not presently own or control,
               ------------
directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

          2.4  Authorization.  All corporate action on the part of the Company,
               -------------
its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Stock being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement will constitute a valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          2.5  Valid Issuance of Preferred and Common Stock.  The Common Stock
               --------------------------------------------
that is being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

          2.6  Governmental Consents.  Other than filings which are required or
               ---------------------
permitted to be made pursuant to federal or state securities laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

          2.7  Offering.  Subject in part to the truth and accuracy of the
               --------
Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

          2.8  Litigation. There is no action, suit, proceeding or investigation
               ----------
pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

          2.9  Proprietary Information and Inventions Agreements.  Each employee
               -------------------------------------------------
and officer of the Company has executed a Proprietary Information and Inventions Agreement in the form made available to the Investor. The Company, after reasonable investigation, is not aware that any of its employees or officers is in violation thereof, and the Company will use its best efforts to prevent any such violation.

          2.10 Patents and Trademarks.  To the best of its knowledge, the
               ----------------------
Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as now conducted or as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

          2.11 Compliance with Other Instruments.  The Company is not in
               ---------------------------------
violation or default of any provision of its Restated Certificate or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

          2.12 Agreements; Action.
               ------------------

               (a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

               (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $50,000 not entered into in the ordinary course of business, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than the license of the Company's software and products in the ordinary course of business), or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services.

               (c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

               (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

               (e) The Company has not engaged in the past six (6) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

          2.13 Related-Party Transactions.  No employee, officer, or director of
               --------------------------
the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation that markets or sells products that are competitive with the products that the Company proposes to develop, except that employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

          2.14 Permits.  The Company has all franchises, permits, licenses, and
               -------
any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          2.15 Disclosure.  The Company has fully provided Investor with all the
               ----------
information that Investor has requested for deciding whether to purchase the Common Stock and all information that the Company believes is reasonably necessary to enable Investor to make such decision. To the best of its knowledge, neither this Agreement, nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          2.16 Registration Rights.  Except as provided in the Investors' Rights
               -------------------
Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

          2.17 Corporate Documents.  Except for amendments necessary to satisfy
               -------------------
representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investor), the Certificate of Incorporation and Bylaws of the Company are in the form previously made available to counsel for the Investor.

          2.18 Title to Property and Assets.  The Company owns its property and
               ----------------------------
assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          2.19 Liabilities.  The Company has no material liabilities and, to the
               -----------
best of its knowledge, has no material contingent liabilities.

          2.20 No Brokers.  The Company is not obligated for the payment of fees
               ----------
or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

          2.21 Tax Elections.  The Company has not elected pursuant to the
               -------------
Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets.

          2.22 Employee Matters.  The Company is not aware that any officer or
               ----------------
key employee, or that any group of key employees, intends to terminate their employment with the Company. The employment of each officer and employee of the Company is terminable at the will of the Company.

          2.23 Section 83(b) Elections.  To the best of the Company's knowledge,
               -----------------------
all individuals who have purchased shares of the Company's Common Stock that are subject to forfeiture have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

          2.24 ERISA.  The Company does not have or contribute to or participate
               -----
in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (other than a medical benefit plan with respect to which the Company has made all required contributions and has complied with all applicable laws).

          2.25 Financial Statements.  The Company has furnished to the Investor
               --------------------
a complete and correct copy of the following financial statements (collectively, the "Financial

Statements"): (i) the Company's audited balance sheet as of December 31, 1998 and statements of operations, changes in stockholders' equity and cash flows for the fiscal year then ended, and (ii) the Company's unaudited balance sheet as of December 31, 1999 (the "Balance Sheet Date") and statements of operations, changes in stockholders' equity and cash flow for the twelve-month period ended as of the Balance Sheet Date (the "Most Recent Financial Statements"). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except that the Most Recent Financial Statements lack footnotes and other presentation items and are subject to normal year-end audit adjustments, which will not be material, individually or in the aggregate.

          3.   Representations, Warranties  and Covenants of the Investor.  Each
               ----------------------------------------------------------
Investor hereby represents and warrants that:

          3.1  Authorization.  Investor has full power and authority to enter
               -------------
into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable against Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          3.2  Purchase Entirely for Own Account.  This Agreement is made with
               ---------------------------------
Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Common Stock to be received by Investor (the "Securities") will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

          3.3  Disclosure of Information.  Investor believes it has received all
               -------------------------
the information it considers necessary or appropriate for deciding whether to purchase the Common Stock. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

          3.4  Investment Experience.  Investor is an investor in securities of
               ---------------------
companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Common Stock.

          3.5  Accredited Investor.  Investor is an "accredited investor" within
               -------------------
the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          3.6  Restricted Securities.  Investor understands that the Securities
               ---------------------
it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          3.7  Further Limitations on Disposition.  Without in any way limiting
               ----------------------------------
the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 provided and to the extent this Section and such agreement are then applicable, and:

               (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

               (b) (i) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

               (c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Investor that is an LLC to a member of such LLC or that is a partnership to any affiliated partnership or corporation or to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

          3.8  Legends.  It is understood that the certificates evidencing the
               -------
Securities may bear one or all of the following legends:

               (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (b) Any legend required by the laws of the State of Texas, the State of California, or any other applicable jurisdiction.

          3.9  "Market Stand-Off".  Investor hereby agrees that, during the
               ------------------
period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) the Common Stock of the Company held by it at any time during such period; provided, however, that:

               (a) such agreement shall be applicable only to the first such registration statement of the Company that covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

               (b) such market stand-off time period shall not exceed one hundred eighty (180) days.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          4.   Conditions of Investor's Obligations at Closing.  The obligations
               -----------------------------------------------
of Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

          4.1  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          4.2  Performance.  The Company shall have performed and complied with
               -----------
all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.3  Compliance Certificate.  The President of the Company shall
               ----------------------
deliver to Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of the Company since the date of the Company's incorporation.

          4.4  Qualifications.  All authorizations, approvals, or permits, if
               --------------
any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          4.5  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          4.6  Certificates and Documents.  The Company shall have delivered to
               --------------------------
the Investor or counsel to the Investor:

               (a) the Restated Certificate, certified as filed by the Secretary of State of the State of Delaware;

               (b) certificates, as of the most recent practicable dates, as to the existence and corporate good standing of the Company issued by the Secretary of State of the State of Delaware;

               (c) Bylaws of the Company, certified by its Secretary as of the date of the Closing; and

               (d) resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by the Secretary of the Company as of the date of the Closing.

          5.   Conditions of the Company's Obligations at Closing.  The
               --------------------------------------------------
obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by
Investor:

          5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2  Qualifications.  All authorizations, approvals, or permits, if
               --------------
any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          6.   Registration Rights.
               -------------------

          6.1  Definitions.
               -----------

          For purposes of this Section 6, the following terms have the following meanings:

          (a) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission;

     (b) "Holder" means the Investor and any permitted assignee of the Investor;

     (c) "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or order of effectiveness of such registration statement or document;

     (d) "Registrable Securities" means (i) the Shares and (ii) any securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares, excluding in all cases, however, (x) any Registrable Securities sold by a person in a transaction in which its rights under this Agreement are not assigned and (y) any of the Shares that the holder thereof is entitled to sell into the public market, together with all other Shares of the Company beneficially owned by such holder (and all Registrable Securities as to which such holder shares beneficial ownership) that is at the time of registration, transferable by the holder thereof in a single brokerage transaction under the provisions and within the volume limitations of Rule 144(e)(1) promulgated under the Securities Act or any successor to such Rule.

     (e) "Investors' Rights Agreement" means the Third Amended and Restated Investors' Rights Agreement by and between the Company, the Investors (as defined therein) and the Founders (as defined therein), dated January 28, 2000.

     6.2  Company Registration.
          --------------------

     If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holder) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on Form S-4 or its equivalent), the Company shall, at each such time, promptly give each Holder written notice of such registration. Upon the written request of each such Holder given within 15 days after receipt of such notice by the Company, the Company shall, subject to the provisions of this Section 6, use all reasonable efforts to cause to be registered under the Securities Act, the Registrable Securities that the Holder requests to be registered, on a pro rata basis with the securities held by holders of the Company's securities that have registration rights under section 1.3 of the Investors' Rights Agreement. Any request pursuant to this Section 6.2 to register Registrable Securities as part of an underwritten public offering of Common Stock shall specify that such Registrable Securities are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration.

     6.3  Form S-3 Registration.
          ---------------------

     If the Company shall receive a written request, pursuant to Section 1.12 of the Investors' Rights Agreement, that the Company effect a registration on Form S-3, then the Company shall, within ten (10) days after the receipt of such request, give written notice of such request to the Holder and shall, subject to the limitations set forth below, use all reasonable efforts to effect as soon as practicable the registration under the Securities Act, the Registrable Securities that the Holder requests to be registered on a pro rata basis with the securities held by holders of the Company's securities that have registration rights under Section 1.12 of the Investors' Rights Agreement, in a written request to be given within thirty (30) days of receipt of such notice by the Company.

     6.4  Furnish Information.
          -------------------

     It shall be a condition precedent to the obligations of the Company to take action pursuant to this Section 6 that a prospective selling Holder shall furnish to the Company such information regarding itself, the securities of the Company then held by it and the intended method of disposition of such Registrable Securities as shall be reasonably required to effect the registration of its Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

     6.5  Expenses of the Registration.
          ----------------------------

     In connection with any registration pursuant to this Section 6, the Company and Holder shall be responsible for the payment of expenses of the registration, as specified in the Investors' Rights Agreement.

     6.6  Underwriting Requirements.
          -------------------------

     The Company shall not be required under Section 6.2 or 6.3 to include any of Registrable Securities of the Holder in an underwritten offering of the Company's Shares unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and enters into an underwriting agreement in customary form with the underwriters. The amount of Registrable Securities so included shall be subject to limitation by the underwriter as specified in Section 1.8 of the Investors' Rights Agreement.

     6.7  Delay in Registration.
          ---------------------

          No Holder shall have the right to obtain or seek an injunction restraining or otherwise delaying any such registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

     6.8  Indemnification.
          ---------------

     In the event any Registrable Securities are included in a registration statement under this Section 6:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless the Holder, any underwriter (as defined in the Act) for the Holder, and each person, if any, who controls the Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Securities Exchange Act of 1934, as amended (the "1934 Act") or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to the Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 6.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder, underwriter or controlling person.

          (b) To the extent permitted by law, the selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other holder selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and the Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 6.8(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 6.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided that in no event shall any indemnity under this subsection 6.8(b) exceed the net proceeds from the offering received by the Holder.

          (c)  Promptly after receipt by an indemnified party under this Section
6.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.8.

          (d) If the indemnification provided for in this Section 6.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               (b) (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (c)  The obligations of the Company and the Holder under this
Section 6.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6, and otherwise.

     6.9  Assignment of Registration Rights.
          ---------------------------------

     The rights to cause the Company to register Registrable Securities pursuant to this Section 6 may be assigned (but only with all related obligations) by the Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 750,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 3.9 of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) or of an LLC who are members of such LLC shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 6.

     6.10 Termination of Registration Rights.
          ----------------------------------

     The Holder shall not be entitled to exercise any right provided for in this
Section 6 after (a) four (4) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public or, (b) as to the Holder, such earlier time at which all Registrable Securities held by the Holder can be sold without registration in compliance with and without regard to the volume limitations of Rule 144 of the Act.

     7.   Miscellaneous.
          -------------

     7.1  Survival of Warranties. The warranties, representations and covenants
          ----------------------
of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

     7.2  Successors and Assigns. Except as otherwise provided herein, the terms
          ----------------------
and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     7.3  Governing Law.  This Agreement shall be governed by and construed
          -------------
under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

     7.4  Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.5  Titles and Subtitles. The titles and subtitles used in this Agreement
          --------------------
are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     7.6  Notices. Unless otherwise provided, any notice required or permitted
          -------
under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

     7.7  Finders' Fee. Each party represents that it neither is nor will be
          ------------
obligated for any finders' fee or commission in connection with this transaction. Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, partners, employees, or representatives is responsible.

     The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     7.8 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     7.9  Amendments and Waivers. Any term of this Agreement may be amended and
          ----------------------
the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

     7.10 Severability. If one or more provisions of this Agreement are held to
          ------------
be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     7.11 Entire Agreement. This Agreement and the documents referred to herein
          ----------------
constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              MOTIVE COMMUNICATIONS, INC.

                              By: /s/ Scott L. Harmon
                                 ----------------------------------------
                                  Scott L. Harmon
                                  President

                              Address:  9211 Waterford Center Boulevard,
                                        Suite 100
                                        Austin, Texas 78758
                                        (512) 339-8335
                                        (512) 339-9040-fax

                              INVESTOR:

                              PEREGRINE SYSTEMS, INC.



                              By: /s/  Rick T. Nelson
                                  ______________________________________



                  Address:    Bluff Drive
                              San Diego, California 92130
                              Phone:  (858) 481-5000

                                  SCHEDULE A
                                  ----------

                             Schedule of Investor

                                                  Number of Shares      Total Purchase
Name and Address                                     Purchased          Price of Shares
----------------                                     ---------          ---------------
Peregrine Systems, Inc.                              1,666,667           $11,016,668.87

12620 High Bluff Drive
San Diego, California 92130
Phone:  (858) 481-5000

Total                                                1,666,667           $11,016,668.87